Exhibit 99.1

(Formerly Silicon Valley Bancshares)

3003 Tasman Drive Santa Clara, CA 95054

For release at 1:00 P.M. (PST)	Contact:
January 26, 2006	Lisa Bertolet	Meghan O’Leary
	Investor Relations	Public Relations
	(408) 654-7282	(408) 654-6364

NASDAQ: SIVB

SVB FINANCIAL GROUP ANNOUNCES 2005 YEAR-END AND FOURTH-QUARTER FINANCIAL RESULTS

Loan Growth, Improved Net Interest Margin and Derivative Warrant Income Drive Increase in Net Income

SANTA CLARA, Calif. — January 26, 2006 — SVB Financial Group, today announced earnings per diluted common share (EPS) of $0.67 for the fourth quarter of 2005 compared to EPS of $0.60 for the third quarter of 2005. EPS were $0.54 for the fourth quarter of 2004.

Net income totaled $25.6 million for the quarter ended December 31, 2005, an increase of $2.5 million or 10.8 percent from $23.1 million for the third quarter of 2005. Net income for the fourth quarter of 2005 included $4.0 million in expenses, largely professional service fees related to our restatement on a pre-tax basis. For the fourth quarter of 2005, net income increased by $4.8 million compared to net income of $20.8 million for the fourth quarter of 2004.

EPS for 2005 were $2.40 compared to $1.70 for 2004. Net income totaled $92.5 million for 2005, an increase of $28.6 million or 44.8 percent, compared to $63.9 million for 2004 primarily due to increases in interest income from the loan and taxable investment securities portfolios. Additionally, certain components of noninterest income such as client investment fees and net gains on derivatives contributed to the increase in net income.

Fourth Quarter Highlights

•                  Net interest margin increased to 6.78 percent in the fourth quarter of 2005 from 6.54 percent in the third quarter of 2005. This increase was largely driven by an increase in yield on interest-earning assets which resulted from an increase in average loans partially funded by a decrease in average investment securities. Yield on the Company’s loan portfolio rose to 9.60 percent for fourth quarter of 2005 from 9.36 percent in the third quarter of 2005, primarily due to recent increases in short-term market interest rates.

•                  Net interest income increased by $3.3 million to $81.0 million in the fourth quarter of 2005 from $77.7 million in the third quarter of 2005. The rise in net interest income was primarily attributable to loan growth partially offset by a slight increase in interest expense related to other borrowings.

•                  Quarterly average loans at $2.6 billion in the fourth quarter of 2005 were 5.8 percent higher than in the third quarter of 2005, and represented the highest quarterly average in the Company’s history.

•                  The loan-to-deposit ratio was 66.86 percent as of December 31, 2005 compared to 61.48 percent as of September 30, 2005.

•                  SVB Alliant earned revenues of $7.3 million, a $4.3 million or 143.3 percent increase compared to revenues of $3.0 million for the third quarter of 2005. The increase in revenues was due to a greater number of completed corporate finance transactions quarter over quarter.

•                  Client investment fees of $9.4 million increased $0.7 million or 8.0 percent, compared to $8.7 million for the third quarter of

2005.  This increase in revenues was primarily due to an increase in client investment funds of $1.2 billion, from $13.8 billion at September 30, 2005 to $15.0 billion at December 31, 2005.

•                  The Company recorded a provision for loan losses of $1.8 million in the fourth quarter of 2005, compared to $1.4 million in the third quarter of 2005. In the fourth quarter of 2005, the Company experienced a net recovery comprising approximately $1.9 million in gross charge-offs and $2.0 million in gross recoveries.  This compares to gross charge-offs of $4.5 million and gross recoveries of $1.5 million in the third quarter of 2005.

•                  Nonperforming loans (NPLs) were 0.26 percent of total gross loans, down from 0.51 percent in the third quarter of 2005. The allowance for loan losses was at 487.54 percent of NPLs at December 31, 2005 compared to 258.59 percent at September 30, 2005.

•                  Net gains on derivatives were $7.7 million, an increase of $4.7 million or 156.7 percent, compared to $3.0 million for the third quarter of 2005. The increase was primarily due to changes in equity warrant asset value associated with client company liquidity events such as initial public offerings and acquisitions, coupled with a decrease in canceled and expired warrants.

2005 Highlights

•                  Net interest margin increased to 6.46 percent in 2005 from 5.38 percent in 2004. This increase was driven primarily by an increase in yield on interest-earning assets, largely attributable to loan growth, which enhanced the mix of interest-earning assets. Yield on the Company’s loan portfolio rose to 9.26 percent in 2005 from 8.08 percent in 2004 primarily due to recent increases in short-term market interest rates.

•                  Net interest income increased by $69.8 million to $299.3 million in 2005 from $229.5 million in 2004. The rise in net interest income was primarily attributable to loan growth which drove a higher net interest margin. Growth in quarterly average loans contributed $36.6 million of the $61.7 million increase in loan interest income. The remainder of the increase was due to changes in yield from the loan portfolio.

•                  Average loans at $2.4 billion in 2005 were 20.0 percent higher than in 2004.

•                  Nonperforming loans (NPLs) were 0.26 percent of total gross loans at December 31, 2005, down from 0.64 percent at December 31, 2004. The allowance for loan losses was at 487.54 percent of NPLs at December 31, 2005 compared to 251.79 percent at December 31, 2004.

•                  Net gains on derivatives increased by $8.4 million to $24.7 million in 2005 from $16.3 million in 2004. The increase was primarily due to increases in client foreign exchange contracts.

“We’ve had a year of record loan growth, outstanding returns on our loan and investment portfolios, and strong performance across all of our business lines,” said Kenneth P. Wilcox, president and chief executive officer of SVB Financial Group.  “On top of that, we have invested significant time and effort this past year in refining and improving our internal controls and business processes to help them become more effective and efficient.   Our performance this year is further proof that our strategy of meeting the needs of companies in a select group of industries, no matter what their size, stage or geography, is a good one and that we are making the right decisions about how to execute on it.”

Selected 2005 and Fourth Quarter Financial Results

					% Change
	For the three months ended			% Change	Current Quarter /
(Dollars in millions, except per share amounts)	December 31, 2005	September 30, 2005	December 31, 2004	Current Quarter / Prior Quarter	Prior Year Quarter

EPS (Diluted)	$0.67	$0.60	$0.54	11.7%	24.1%
Net Income	25.6	23.1	20.8	10.8	23.1
Average Total Assets	5,303.6	5,288.3	5,076.1	0.3	4.5
Return on Average Assets (1)	1.92%	1.73%	1.63%
Return on Average Equity (1)	18.31%	16.93%	15.49%

(1)          Quarterly ratios represent annualized net revenue divided by quarterly average assets/equity.

	For the year ended
(Dollars in millions, except per share amounts)	December 31, 2005	December 31, 2004	% Change

EPS (Diluted)	$2.40	$1.70	41.2%
Net Income	92.5	63.9	44.8
Average Total Assets	5,189.8	4,772.9	8.7
Return on Average Assets	1.78%	1.34%
Return on Average Equity	17.09%	12.90%

Average Assets and Deposits

Quarterly average assets were $5.3 billion for the third and fourth quarters of 2005 and were $5.1 billion in the fourth quarter of 2004. The mix of average interest-earning assets changed between the third and fourth quarters of 2005. Average loans increased, funded by cash flows from investments and overnight borrowings.

Quarterly average loan balances increased by $141.8 million to $2.6 billion in the fourth quarter of 2005 from $2.5 billion in the third quarter of 2005. The majority of the increase was in commercial loans.

Quarterly average investment securities for the fourth quarter of 2005 decreased by $92.6 million to $1.9 billion from $2.0 billion in the third quarter of 2005. Quarterly average investment securities represented approximately 36.62 percent of total average assets in the fourth quarter of 2005, compared to 37.92 percent of total average assets in the third quarter of 2005, and 38.47 percent of total average assets in the fourth quarter of 2004.

Quarterly average deposit balances decreased by $80.9 million to $4.1 billion in the fourth quarter of 2005 from $4.2 billion in the third quarter of 2005. The average noninterest-bearing demand deposit balance per client was $270.6 thousand at December 31, 2005, versus $267.7 thousand at September 30, 2005, and $283.5 thousand at December 31, 2004.

Period-End Assets and Deposits

Total assets of $5.5 billion at December 31, 2005, were up $172.6 million from September 30, 2005, and up $396.0 million from December 31, 2004. Loans, net of unearned income, increased by $204.6 million to $2.8 billion at December 31, 2005, as compared to $2.6 billion at September 30, 2005, and were up $534.8 million from $2.3 billion at December 31, 2004.

Period-end total deposits of $4.3 billion at December 31, 2005 were down $39.4 million from the balance at September 30, 2005, and up $33.2 million from $4.2 billion at December 31, 2004.

Net Interest Income

Net interest income of $81.0 million in the fourth quarter of 2005 increased by $3.3 million or 4.2 percent, from $77.7 million in the third quarter of 2005, and increased $14.0 million or 20.9 percent, from $67.0 million in the fourth quarter of 2004. The growth in the fourth quarter was primarily due to a $4.9 million increase in income from the loan portfolio, which was driven by a $141.8 million increase in total average loans, combined with increases in loan yields. On November 2, 2005 and December 14, 2005, SVB Financial Group increased its prime lending rate, each time by 25 basis points, bringing its prime rate to 7.25 percent. As of December 31, 2005, approximately 73.8 percent, or $2.1 billion of the Company’s outstanding loans, were variable-rate loans and would reprice with an increase in the Company’s prime lending rate.

Net Interest Margin

The net interest margin rose to 6.78 percent in the fourth quarter, compared to 6.54 percent in the third quarter of 2005. This increase was largely due to an increase in yield on interest-earning assets, attributable to loan growth, which enhanced the mix of interest-earning assets. The yield on the loan portfolio rose to 9.60 percent for the fourth quarter of 2005 from 9.36 percent for the third quarter of 2005 due to recent increases in short-term market interest rates.

In 2005, net interest margin reached 6.46 percent increasing from 5.38 percent in the equivalent prior-year period. Total average loans increased to $2.4 billion in 2005 from $2.0 billion in 2004. This increase was also largely due to an increase in yield on interest-earning assets, primarily attributable to loan growth, which enhanced the mix of interest-earning assets.

				% Change	% Change
				Current	Current
	For the three months ended			Quarter /	Quarter /
(Dollars in millions)	December 31, 2005	September 30, 2005	December 31, 2004	Prior Quarter	Prior Year Quarter

Average Loans	$2,592.0	$2,450.2	$2,105.6	5.8%	23.1%
Average Investment Securities	1,941.8	2,034.4	1,924.9	(4.6)	0.9
Average Deposits	4,137.0	4,217.9	4,148.2	(1.9)	(0.3)
Fully Taxable Equivalent:
Net Interest Income	81.5	78.2	67.5	4.2	20.7
Net Interest Margin	6.78%	6.54%	5.87%	3.7	15.5
Period End Prime Rate	7.25	6.75	5.25	7.4	38.1

	For the year ended
(Dollars in millions)	December 31, 2005	December 31, 2004	% Change

Average Loans	$2,368.4	$1,951.7	21.4%
Average Investment Securities	1,984.2	1,753.9	13.1
Average Deposits	4,166.5	3,905.4	6.7
Fully Taxable Equivalent:
Net Interest Income	301.3	232.2	29.8
Net Interest Margin	6.46%	5.38%	20.1

Noninterest Income

Noninterest income of $36.8 million in the fourth quarter of 2005 increased by $11.9 million or 47.8 percent, from $24.9 million in the third quarter of 2005 and increased by $4.9 million or 15.4 percent, from $31.9 million in the fourth quarter of 2004. The increase from the third quarter of 2005 to the fourth quarter of 2005 is primarily attributable to higher income from corporate finance fees of $4.3 million, increased net gains on derivative instruments of $4.7 million, an increase in net gains from investment securities of $2.1 million, and an increase in client investment fee income of $0.7 million.

Gains (Losses) on Derivatives

					% Change
	For the three months ended			% Change	Current
			December	Current	Quarter /
(Dollars in thousands)	December 31, 2005	September 30, 2005	31, 2004	Quarter / Prior Quarter	Prior Year Quarter

Foreign exchange forwards (1)	$4,995	$5,024	$4,058	(0.6)%	23.1%
Foreign exchange forwards (2)	46	(138)	(421)	133.3	(110.9)
Total gains (losses) on foreign exchange forwards	5,041	4,886	3,637	3.2	38.6

Equity warrant assets change in fair value:
Cancellations and expirations	(716)	(1,875)	(643)	(61.8)	(11.6)
Other changes in fair value	3,372	29	4,785	—	(29.5)
Total gains (losses) on equity warrant assets	2,656	(1,846)	4,142	243.9	(35.9)
Total gains (losses) on derivatives, net	7,697	3,040	7,779	153.2	(1.1)

	For the year ended
(Dollars in thousands)	December 31, 2005	December 31, 2004	% Change

Foreign exchange forwards (1)	$19,183	$13,997	37.1%
Foreign exchange forwards (2)	2,133	(421)	—
Total gains (losses) on foreign exchange forwards	21,316	13,576	57.0
Equity warrant assets change in fair value:
Cancellations and expirations	(3,410)	(2,424)	40.7
Other changes in fair value	6,750	5,173	30.5
Total gains on equity warrant assets	3,340	2,749	21.5
Total gains (losses) on derivatives, net	24,656	16,325	51.0

(1)          Represents income from foreign exchange forward contracts and non-deliverable foreign exchange forward contracts with clients, net of cost of opposite way foreign exchange forward contracts and non-deliverable foreign exchange forward contract with correspondent banks. See Note 16 “Derivative Financial Instruments” under Item 8 of the Company’s amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004.

(2)          Represents change in fair value of foreign exchange forward contracts with correspondent banks to economically mitigate foreign exchange exposure risk related to certain foreign currency denominated loans.

As of December 31, 2005, the Company directly held 1,849 warrants in 1,281 companies.

Impact of Derivative Equity Warrant Assets on Income before Income Taxes

Loan yield in the fourth quarter of 2005 included $1.3 million from accretion of warrant loan fees, compared to $1.4 million in the third quarter of 2005. Net gains (losses) on derivative equity warrant assets included $2.7 million in gains in the fourth quarter of 2005 compared to $1.8 million in losses in the third quarter of 2005. The nature of the derivative equity warrant assets gains and losses are described in a table above. Net gains (losses) on investment securities in the fourth quarter of 2005 included $0.1 million in losses and $0.2 million in gains in the third quarter of 2005 related to the sale of equity securities obtained from the exercise of warrants. Proceeds from warrants in the fourth quarter and year ended 2005 totaled $1.6 million and $11.0 million, respectively.

Client Investment Fees

	For the three months ended			For the year ended
(Dollars in millions)	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004

Client Investment Fees	$9.4	$8.7	$7.3	$33.3	$26.9

Client Investment Funds and Deposits

(Dollars in millions)	At December 31, 2005	At September 30, 2005	At December 31, 2004
Client Investment Funds (1):
Client Directed Investment Assets	$8,863.4	$8,419.3	$7,208.3
Sweep Money Market Funds	2,247.4	1,663.1	1,351.2
Client Investment Assets Under Management	3,856.7	3,740.0	2,678.0
Total Client Investment Funds	14,967.5	13,822.4	11,237.5

Deposits:
Noninterest-Bearing Demand	2,934.3	2,696.7	2,649.9
Negotiable Order of Withdrawal (NOW)	39.6	35.6	32.0
Money Market	961.0	1,264.1	1,206.1
Time	317.8	295.7	331.5
Total Deposits	4,252.7	4,292.1	4,219.5

Total Client Investment Funds and Deposits	$19,220.2	$18,114.5	$15,457.0

(1) Client Funds invested through SVB Financial Group, maintained at third party financial institutions.

Average client directed funds in investments, sweep money market products and assets under management increased to $14.5 billion during the fourth quarter of 2005 from $13.4 billion during the third quarter of 2005.

Gain (Losses) on Investment Securities, net

Net gains on investment securities were $3.4 million in the fourth quarter of 2005, compared to gains of $1.3 million in the third quarter of 2005 and gains of $3.2 million in the fourth quarter of 2004. As of December 31, 2005, the Company directly held investments through its managed investment funds, in 326 venture capital funds, 43 companies and 2 venture debt funds.

Noninterest Expense

Noninterest expense totaled $70.7 million in the fourth quarter of 2005, an increase of $8.7 million or 14.0 percent, from the $62.0 million in the third quarter of 2005. The increase in noninterest expense was primarily due to professional service fees and compensation expenses. The increase in professional services fees is primarily attributable to $4.0 million associated with the restatement of Company’s financial statements. The increase in compensation expense is largely due to higher variable compensation associated with higher corporate finance fee revenues at our investment banking subsidiary SVB Alliant.

Noninterest expense of $259.9 million in 2005 increased by $18.1 million or 7.5 percent, compared to $241.8 million in 2004, primarily due to an increase in professional services fees related to the Company’s financial restatement and compliance with the Sarbanes-Oxley Act of 2002, an increase in compensation expense due to higher average headcount and higher stock-based compensation expense due to an increased use of restricted stock in lieu of stock options. These increases were slightly offset by a reduction in net occupancy expenses.

Income Tax Expense

The Company’s effective tax rate was 39.43 percent for the fourth quarter of 2005, compared with 39.26 percent for the third quarter of 2005.

The Company’s effective tax rate for 2005 was 39.63 percent compared to 37.76 percent in 2004. The higher tax rate in 2005 was primarily attributable to a lower impact of the Company’s federally tax-advantaged investments on the overall higher pre-tax income.

Credit Quality

NPLs totaled $7.5 million, or 0.26 percent of total gross loans, at December 31, 2005 compared to $13.5 million, or 0.51 percent of gross loans, at September 30, 2005 and $14.9 million, or 0.64 percent at December 31, 2004.  The Company’s allowance for loan losses was $36.8 million, or 1.28 percent, of total gross loans and 487.54 percent of NPLs, at December 31, 2005. This compares to $34.9 million, or 1.31 percent, of total gross loans and 258.59 percent of NPLs, at September 30, 2005. At December 31, 2004, the allowance for loan losses totaled $37.6 million, or 1.62 percent of total gross loans and 251.79 percent of NPLs.

The Company realized $1.9 million in gross charge-offs and $2.0 million in gross recoveries during the fourth quarter of 2005.  This compares to gross charge-offs of $4.5 million and gross recoveries of $1.5 million in the third quarter of 2005.

The Company’s allowance for unfunded credit commitments was $17.1 million at December 31, 2005, a $0.7 million or 4.3 percent increase from the balance at September 30, 2005.

Stock Repurchase Plan and Stockholders’ Equity

The Company did not repurchase any shares in the fourth quarter of 2005 under the Company’s stock repurchase plan, which was initially approved by its Board of Directors in May 2003. To date, under this plan, the Company has repurchased a total of 6.5 million shares for a total cost of $203.5 million.  At December 31, 2005, approximately $31.5 million remained available for stock repurchases under the plan.

On January 19, 2006, the Company’s Board of Directors increased the stock repurchase plan and authorized up to an additional $70.0 million of common stock to be repurchased. The Company may, at its discretion, exercise this additional repurchase authority at any time on or before June 30, 2007 in the open market, through block trades or otherwise, pursuant to applicable securities laws. Depending on market conditions, availability of funds, and other relevant factors, we may begin or suspend repurchases at any time prior to the termination of the repurchase program on June 30, 2007, without any prior notice.

Stockholders’ equity totaled $569.3 million at December 31, 2005, an increase of $23.5 million compared to $545.8 million at September 30, 2005 and an increase of $27.4 million compared to $541.9 million at December 31, 2004.  Stockholders’ equity rose primarily as a result of an increase in net income and proceeds from the issuance of common stock through the Company’s employee stock purchase plan. Both SVB Financial Group’s and Silicon Valley Bank’s capital ratios were in excess of regulatory guidelines for classification as a well-capitalized depository institution as of December 31, 2005.

Outlook for First Quarter and the Year 2006

SVB Financial Group currently expects first quarter 2006 earnings to be between $0.57 and $0.63 per diluted common share.  This outlook assumes an increase of 25-basis-point in the Federal Funds rate during the first quarter; a provision for loan losses somewhat lower than the fourth quarter; and higher noninterest expense due to higher compensation costs, associated with the implementation of options expensing offset by lower professional services and compliance compared to the fourth quarter.  We also expect lower loan growth in the first quarter compared to the fourth quarter and lower noninterest income related to corporate finance fees and derivative gains compared to the fourth quarter.  For 2006, we expect average loans to grow somewhat more slowly; deposits to be relatively flat; noninterest income to increase faster; a higher provision for loan losses; and, noninterest expenses, including options expense, to be higher compared to 2005.  The preceding statements regarding our expectations of earnings per share, loan and deposit growth, noninterest income, loan losses, professional services and compliance costs, and noninterest expenses for 2006 are forward looking statements.  Actual results may differ.

Impact of Convertible Debt on Earnings Per Diluted Common Share

The Company included the dilutive effect of its $150.0 million zero-coupon, convertible subordinated notes due June 15, 2008 in its EPS calculation using the treasury stock method, in accordance with the provisions of Emerging Issue Task Force (EITF) issue No. 90-19, “Convertible Bonds With Issuer Option to Settle in Cash Upon Conversion” and Statement of Financial Accounting Standard (SFAS) No. 128, “Earnings Per Share”. The exposure draft of SFAS No. 128R, if adopted in its proposed form, will require the Company to change its accounting for the calculation of EPS for its contingently convertible debt to the “if-converted” method. Such treatment of the contingently convertible debt would have decreased EPS by $0.05 per diluted common share, or 7.5 percent for the fourth quarter of 2005 and $0.18 per diluted common share, or 7.5 percent in 2005.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Management has in the past and might in the future make forward-looking statements orally to analysts, investors, the media and others. Forward-looking statements are statements that are not historical facts. Broadly speaking, forward-looking statements include, without limitation, the following:

•                  Projections of the Company’s revenues, income, earnings per share, noninterest, professional service, compliance and other costs, cash flows, balance sheet, capital expenditures, capital structure or other financial items

•                  Descriptions of strategic initiatives, plans or objectives of management for future operations, including pending acquisitions

•                  Statements about the efficacy of the Company’s strategy

•                  Forecasts of venture capital funding levels

•                  Forecasts of expected levels of provisions for loan losses and loan growth and deposits

•                  Forecasts of future economic performance

•                  Forecasts of future prevailing interest rates

•                  Forecasts of future recoveries on currently held investments

•                  Descriptions of assumptions underlying or relating to any of the foregoing

You can identify these and other forward-looking statements by the use of words such as “becoming,” “may,” “will,” “should,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “estimates,” “seeks,” “expects,” “plans,” “intends,” the negative of such words, or comparable terminology. Although management believes that the expectations reflected in these forward-looking statements are reasonable, and it has based these expectations on its beliefs, and its assumptions, such expectations may prove to be incorrect. Actual results of operations and financial performance could differ significantly from those expressed in or implied by management’s forward-looking statements.

In this release, the Company makes forward-looking statements discussing the Company’s management’s expectations about the following:

•                  Its financial results for the first quarter of 2006 and the year 2006

•                  Future performance

•                  Future market interest rates

•                  Future economic conditions

Factors that may cause the first quarter 2006 outlook to change include the following:

•                  Adjustments needed in the closing process, or other accounting changes, as required by generally accepted accounting principles in the United States of America

•                  Changes in the state of the economy or the markets served by the Company

•                  Changes in credit quality of the Company’s loan portfolio

•                  Changes in interest rates or market levels

•                  Changes in the performance or equity valuation of companies in which the Company has invested

For additional information about factors that could cause actual results to differ from the expectations stated in forward-looking statements, please see the text under the caption “Risk Factors” included under Item 1A of Part II of the Company’s most recently filed Form 10-Q for the quarter ended September 30, 2005. The Company urges investors to consider all of these factors carefully in evaluating the forward-looking statements contained in this discussion and analysis. All subsequent written or oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements included in this release are made only as of the date of this release. The Company does not intend, and undertakes no obligation, to update these forward-looking statements.

Certain reclassifications were made to prior years’ results to conform to 2005 presentations. Such reclassifications had no effect on the Company’s results of operations or stockholders’ equity.

Earnings Conference Call

On January 26, 2006, the Company will host a conference call at 2:00 p.m. (PST) to discuss the fourth-quarter financial results.  The conference call can be accessed by dialing (877) 707-9631 and referencing the conference ID “7SILICON.”  A listen-only live webcast can be accessed on the Investor Relations page of the Company’s website at www.svb.com.  A digitized replay of this conference call will be available beginning at approximately 4:30 p.m. (PST), on Thursday, January 26, 2006, through midnight (PST), on Sunday, February 26, 2006, by dialing (888) 566-0884. A replay of the webcast will also be available on www.svb.com for 12 months following the call.

About SVB Financial Group

For more than twenty years, SVB Financial Group, formerly Silicon Valley Bancshares, has been dedicated to helping entrepreneurs succeed. SVB Financial Group is a financial holding company that serves emerging growth and mature companies in the technology, life science, private equity and premium wine industries. Headquartered in Santa Clara, Calif., SVB Financial Group provides clients with commercial, investment, international and private banking services. The Company also offers funds management, broker-dealer transactions, asset management and a full range of services for private equity companies, as well as the added value of its knowledge and networks worldwide. More information on the Company can be found at www.svb.com.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	For the three months ended			For the year ended
(Dollars in thousands, except per share amounts)	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Interest Income:
Loans	$62,696	$57,825	$45,790	$219,283	$157,604
Investment Securities:
Taxable	20,634	21,636	20,161	83,950	69,839
Non-Taxable	853	872	1,109	3,695	5,004
Federal Funds Sold Securities Purchased Under Agreement to Resell and Other Short-Term Investments	2,263	2,284	2,808	9,531	8,421
Total Interest Income	86,446	82,617	69,868	316,459	240,868

Interest Expense
Deposits	2,682	3,141	2,147	10,933	8,423
Other Borrowings	2,755	1,752	768	6,233	2,968
Total Interest Expense	5,437	4,893	2,915	17,166	11,391

Net Interest Income	81,009	77,724	66,953	299,293	229,477
Provision for (Recovery of) Loan Losses	1,810	1,427	(3,369)	237	(10,289)
Net Interest Income After Provision for (Recovery of) Loan Losses	79,199	76,297	70,322	299,056	239,766

Noninterest Income:
Client Investment Fees	9,354	8,700	7,297	33,255	26,919
Gains (Losses) on Derivative Instruments, Net (1)	7,697	3,040	7,779	24,656	16,325
Corporate Finance Fees	7,324	2,990	3,863	22,063	22,024
Letter of Credit and Standby Letter of Credit Income (1)	2,589	2,625	2,700	10,007	9,994
Deposit Service Charges	2,488	2,435	2,943	9,805	13,538
Gains (Losses) on Investment Securities, Net	3,435	1,301	3,163	4,307	5,198
Other	3,917	3,842	4,108	13,402	13,776
Total Noninterest Income	36,804	24,933	31,853	117,495	107,774

Noninterest Expense:
Compensation and Benefits	41,246	37,796	43,356	163,590	153,897
Professional Services	11,670	6,336	3,886	28,729	17,068
Net Occupancy	3,704	3,633	4,278	16,210	18,134
Furniture and Equipment	3,527	3,278	2,977	12,824	12,403
Business Development and Travel	3,107	2,748	2,893	10,647	9,718
Correspondent Bank Fees	1,405	1,429	1,409	5,530	5,340
Data Processing Services	1,042	1,098	1,038	4,105	3,647
Telephone	859	894	827	3,703	3,367
Impairment of Goodwill	—	—	—	—	1,910
Provision for Unfunded Credit Commitments	597	1,508	1,023	846	1,549
Other	3,580	3,263	3,499	13,676	14,797
Total Noninterest Expense	70,737	61,983	65,186	259,860	241,830
Income before Minority Interest in Net (Income) Losses of Consolidated Affiliates and Income Tax Expense	45,266	39,247	36,989	156,691	105,710
Minority Interest in Net (Income) Losses of Consolidated Affiliates	(2,928)	(1,281)	(2,540)	(3,396)	(3,090)
Income Before Income Taxes	42,338	37,966	34,449	153,295	102,620
Income Tax Expense	16,692	14,907	13,656	60,758	38,754
Net Income	$25,646	$23,059	$20,793	$92,537	$63,866

Earnings per Common Share - Basic	$0.74	$0.66	$0.58	$2.64	$1.81
Earnings per Common Share - Diluted	$0.67	$0.60	$0.54	$2.40	$1.70

Weighted Average Shares Outstanding – Basic	34,868,175	34,837,714	35,622,925	35,114,574	35,215,483
Weighted Average Shares Outstanding – Diluted	38,247,703	38,455,375	38,610,543	38,489,189	37,512,267

(1)     In the Company’s Form 10-Q for the quarterly period ended September 30, 2005, $1.8 million of noninterest income was mis-classified as Letter of Credit and Standby Letter of Credit Income and should have been classified as Gains (Losses) on Derivatives, Net. These lines items are presented to reflect the correction of this mis-classification.

SVB FINANCIAL GROUP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except par value and per share amounts)	December 31, 2005	September 30, 2005	December 31, 2004
Assets:
Cash and Due from Banks	$286,446	$241,263	$284,208
Federal Funds Sold, Securities Purchased Under Agreement to Resell and Other Short-Term Investment Securities	175,652	177,428	343,010
Investment Securities	2,037,270	2,129,526	2,054,202
Loans:
Gross Loans	2,863,921	2,658,765	2,326,958
Unearned Income on Loans	(20,568)	(20,034)	(18,370)
Loans, Net of Unearned Income	2,843,353	2,638,731	2,308,588
Allowance for loan losses	(36,785)	(34,863)	(37,613)
Net Loans	2,806,568	2,603,868	2,270,975
Premises and Equipment, Net of Accumulated Depreciation and Amortization	25,099	23,148	14,641
Goodwill	35,638	35,638	35,639
Accrued Interest Receivable and Other Assets	175,042	158,195	143,004
Total Assets	$5,541,715	$5,369,066	$5,145,679

Liabilities, Minority Interest, and Stockholders’ Equity:
Liabilities:
Deposits:
Noninterest-Bearing Demand	$2,934,278	$2,696,661	$2,649,853
Negotiable Order of Withdrawal (NOW)	39,573	35,650	32,009
Money Market	961,052	1,264,102	1,206,078
Time	317,827	295,726	331,574
Total Deposits	4,252,730	4,292,139	4,219,514
Federal Funds Purchased and Securities Sold Under Agreement to Repurchase	279,464	119,164	—
Contingently Convertible Debt	147,604	147,413	146,740
Junior Subordinated Debentures	48,228	48,818	49,470
Other Borrowings	11	2,396	9,820
Other Liabilities	124,921	103,973	107,502
Total Liabilities	4,852,958	4,713,903	4,533,046

Minority Interest in Capital of Consolidated Affiliates	119,456	109,316	70,685

Stockholders’ Equity:
Common Stock, $0.001 Par Value	35	35	36
Additional Paid-In Capital	8,439	6,028	45,226
Retained Earnings	587,713	562,067	499,911
Unearned Compensation	(5,792)	(7,443)	(4,512)
Accumulated Other Comprehensive Income (Loss)	(21,094)	(14,840)	1,287
Total Stockholders’ Equity	569,301	545,847	541,948
Total Liabilities, Minority Interest, and Stockholders’ Equity	$5,541,715	$5,369,066	$5,145,679
Capital Ratios:
Total Risk-Based Capital Ratio	14.87%	14.53%	16.09%
Tier 1 Risk-Based Capital Ratio	12.37	12.16	12.75
Tier 1 Leverage Ratio	11.59	11.12	11.17

Other Period-End Statistics:
Loan to Deposit Ratio	66.86%	61.48%	54.71%
Book Value Per Share	$16.22	$15.54	$15.07
Full-Time Equivalent Employees	1,033	1,030	1,028
Common Stock Outstanding	35,103,145	35,062,829	35,970,095

SVB FINANCIAL GROUP AND SUBSIDIARIES

AVERAGE BALANCES, RATES AND YIELDS

(Unaudited)

	For the three months ended,
	December 31, 2005			September 30, 2005
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-Earning Assets:
Federal Funds Sold, Securities Purchased Under Agreement to Resell and Other Short-Term Investment (1)	$232,580	$2,263	3.86%	$258,485	$2,284	3.51%
Investment Securities:
Taxable	1,863,862	20,634	4.39	1,953,767	21,636	4.39
Non-Taxable (2)	77,903	1,312	6.68	80,624	1,342	6.60
Loans:
Commercial	2,176,238	55,500	10.12	2,055,765	51,335	9.91
Real Estate Construction and Term	171,311	2,761	6.39	156,428	2,503	6.35
Consumer and Other	244,416	4,435	7.20	237,958	3,987	6.65
Total Loans, Net of Unearned Income	2,591,965	62,696	9.60	2,450,151	57,825	9.36
Total Interest-Earning Assets	4,766,310	86,905	7.23	4,743,027	83,087	6.95

Cash and Due From Banks	231,525			220,666
Allowance for loan losses	(36,090)			(36,923)
Goodwill	35,639			35,639
Other Assets (3)	306,255			325,881
Total Assets	$5,303,639			$5,288,290

Funding Sources:
Interest-Bearing Liabilities:
NOW Deposits	$30,732	32	0.41	$32,973	33	0.40
Regular Money Market Deposits	331,258	647	0.77	372,678	739	0.79
Bonus Money Market Deposits	720,435	1,511	0.83	882,815	1,906	0.86
Time Deposits	300,152	492	0.65	288,256	463	0.64
Federal Funds Purchased and Securities Sold Under Agreement to Repurchase	179,806	1,833	4.04	88,099	802	3.61
Contingently Convertible Debt	147,504	233	0.63	147,286	238	0.64
Junior Subordinated Debentures	49,151	680	5.49	49,215	612	4.93
Other Borrowings	3,955	9	0.90	11,699	100	3.39
Total Interest-Bearing Liabilities	1,762,993	5,437	1.22	1,873,021	4,893	1.04
Portion of Noninterest-Bearing Funding Sources	3,003,317			2,870,006
Total Funding Sources	4,766,310	5,437	0.45	4,743,027	4,893	0.41

Noninterest-Bearing Funding Sources:
Demand Deposits	2,754,465			2,641,194
Other Liabilities	119,267			132,096
Minority Interest in Capital of Consolidated Affiliates	111,190			101,590
Stockholders’ Equity	555,724			540,389
Portion Used to Fund Interest-Earning Assets	(3,003,317)			(2,870,006)
Total Liabilities, Minority Interest, and Stockholders’ Equity	$5,303,639			$5,288,290

Net Interest Income and Margin		$81,468	6.78%		$78,194	6.54%

Total Deposits	$4,137,042			$4,217,916

Other Statistics:
Average Stockholders’ Equity as a Percentage of Average Assets			10.48%			10.22%

(1)              Includes average interest-bearing deposits in other financial institutions of $25.6 million and $19.5 million for the fourth and third quarter 2005, respectively.

(2)              Interest income on non-taxable investments is presented on a fully taxable-equivalent basis using the federal statutory income tax rate of 35.0 percent in 2005 and 2004. The tax equivalent adjustments were $0.5 million for the fourth and third quarter 2005.

(3)              Average equity investments of $168.9 million and $156.9 million for the fourth and third quarter 2005, respectively, were reclassified to other assets as they were noninterest-yielding.

SVB FINANCIAL GROUP AND SUBSIDIARIES

CREDIT QUALITY

(Unaudited)

(Dollars in thousands)	December 31, 2005	September 30, 2005	December 31, 2004

Nonperforming Loans:

Loans Past Due 90 Days or More	$1,046	$—	$616
Nonaccrual Loans	6,499	13,482	14,322
Total Nonperforming Loans	7,545	13,482	14,938
OREO	6,255	—	—
Total Nonperforming Assets	$13,800	$13,482	$14,938

Nonperforming Loans as a Percentage of Total Gross Loans	0.26%	0.51%	0.64%
Nonperforming Assets as a Percentage of Total Assets	0.25%	0.25%	0.29%

Allowance for loan losses	$36,785	$34,863	$37,613
As a Percentage of Total Gross Loans	1.28%	1.31%	1.62%
As a Percentage of Nonperforming Loans	487.54%	258.59%	251.79%
Allowance For Unfunded Credit Commitments	$17,115	$16,437	$16,187
Total Gross Loans	$2,863,921	$2,658,765	$2,326,958